                                                                  Exhibit 99

[ESSI logo]                                                          RELEASE
                    --------------------------------------------------------
                                 201 Evans Lane  o  St. Louis, MO 63121-1126


For more information, contact:                                April 14, 2005
Larry Cox, Communications Mgr
314/553-4960, lcox@essihq.com



                         ENGINEERED SUPPORT SYSTEMS
                      TO ACQUIRE MOBILIZED SYSTEMS INC.

ST. LOUIS, MO--ENGINEERED SUPPORT SYSTEMS, INC. (Nasdaq: EASI ) has agreed to acquire Mobilized Systems, Inc. (MSI), an industry leader in the design, manufacture and testing of highly specialized trailers, shelters and environmental control systems primarily for the defense industry. The all-cash deal involves the purchase of the outstanding equity of MSI. Terms of the pending transaction were not disclosed. The Company will fund the transaction with available cash resources and/or borrowings under its unsecured credit facility. The acquisition of MSI will be immediately accretive to earnings, according to Gerald A. Potthoff, Vice Chairman and CEO of Engineered Support Systems.

The mobile systems manufactured by MSI play a critical role in providing environmentally-controlled, enclosures for personnel as well as sensitive military electronics, communications and simulation/training systems. MSI is particularly well-positioned to capitalize on the dynamic opportunities inherent in the market for mobile military shelters based on its diverse project experience in radar system shelters, mobile firearms training, missile transporters, simulators, warfare training and secure communications systems.

MSI's 150 employees operate from office/manufacturing facilities encompassing 110,000 square feet in Cincinnati, Ohio, directly adjacent to those of Engineered Support Systems' wholly-owned subsidiary Engineered Environments, Inc. (EEi), acquired in 2003. MSI will be integrated into the Company's Support Systems Group. For calendar 2004, the privately-held MSI posted revenues of approximately $23 million. MSI's primary customers include many of the larger defense primes such as Raytheon, Lockheed Martin, Boeing and others.

"MSI has been repeatedly recognized by major defense contractors as a top provider of highly-specialized, customized mobile enclosure solutions for complex applications and system requirements," Potthoff said. "MSI's strong engineering talent enables it to meet customers' increasingly demanding requirements," requirements that include EMI shielding, environmental control, acoustics and shock absorption, he explained. He added that increased emphasis in the defense community on mobile training, warfare simulation and secure communications systems is fueling robust demand for MSI's capabilities.

                                  - MORE -

PROVIDING ADVANCED SUSTAINMENT SOLUTIONS TO THOSE WHO SERVE IN A CHANGING WORLD
-------------------------------------------------------------------------------


MSI 2-2-2

"With MSI's close proximity and similar market focus with Engineered Environments, we believe tremendous operational and business development synergies exist between the two organizations, Potthoff said. "Both firms will pursue strategic growth opportunities for defense and related industrial applications requiring customized mobile enclosure solutions. And adding MSI helps us leverage many of our long-standing working relationships with the major defense primes -- a key market focus area for our Company.

"We welcome the MSI employees, especially their four operator-shareholders, to the Engineered Support Systems team and look forward to great success going forward," he said.

Engineered Support Systems, Inc. provides advanced sustainment solutions including the design, manufacture and supply of integrated military electronics, support equipment and technical and logistics services for all branches of America's armed forces and certain foreign militaries, homeland security forces and selected government and intelligence agencies. The company also produces specialized equipment and systems for commercial and industrial applications. For additional information, please visit the Company's website at http://www.engineeredsupport.com.

Certain statements in this press release are forward looking in nature and, accordingly, are subject to risks and uncertainties. The actual results may differ materially from those described or contemplated.

                                   * * * *



PROVIDING ADVANCED SUSTAINMENT SOLUTIONS TO THOSE WHO SERVE IN A CHANGING WORLD
-------------------------------------------------------------------------------